EXHIBIT 11.1

(Exhibit 1A-11 to Form 1-A)

INDEPENDENT AUDITOR'S CONSENT

I, Zhang Jun Xia, hereby consent to the inclusion in this Offering Statement of Ecospire Global Inc. (the "Company") on Form 1-A of my independent auditor's report(s) dated August 3, 2026, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to the financial statements of Ecospire Global Inc. as of and for the period from May 24, 2026 to July 31, 2026, and the related notes to the financial statements for its Regulation A offering, which report appears in this Offering Statement.

/s/ Zhang Jun Xia
Name: Zhang Jun Xia
I have served as the Company's auditor since May 24, 2026, the date of the Company's incorporation.
August 19, 2026
Hong Kong